Exhibit 99.1

FOR IMMEDIATE RELEASE
May 5, 2014

Interline Brands Announces First Quarter 2014 Sales and Earnings Results

Jacksonville, Fla. - May 5, 2014 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of broad-line maintenance, repair and operations (“MRO”) products to the facilities maintenance end-market, reported sales and earnings for the fiscal quarter ended March 28, 2014.

First Quarter 2014 Highlights:

•	Sales increased 3.1% to $392.5 million

•	Adjusted EBITDA increased to $26.8 million

•	Total liquidity as of quarter-end of $166.4 million

•	Net debt(1) as of quarter-end to last-twelve months Adjusted EBITDA ratio of 6.1x

•	Refinanced $300.0 million of outstanding indebtedness at an annual cash interest savings of $8.5 million

Michael J. Grebe, Chairman and Chief Executive Officer commented, "While tough weather somewhat impacted our results this quarter, I am pleased to report a good start to the year. Weather during the first two months of the year affected customer demand and our ability to ship product, which resulted in lower sales growth in January and February of 1.5% and 0.9%, respectively. However, revenue growth rebounded nicely in March, increasing 5.1% year-over-year and this momentum carried over into the second quarter with sales in April up over 5%."

Mr. Grebe continued, "I continue to be encouraged by the strength of the market fundamentals across all of our facilities maintenance end-markets. More importantly, the investments we have made in our strategic growth plan have led to above-market growth, particularly in our institutional and multi-family businesses. In multi-family, we continue to enhance our market share as we secure larger national accounts. Across our institutional end market, we continue to advance our national accounts program and onboard new field sales associates, both of which have contributed nicely to our growth in underpenetrated markets and our ability to cross-sell a larger product bundle. Lastly, investments in technology and supply chain programs continue to produce excellent returns. For example, we signed a record number of new supply chain agreements in the residential market during the quarter, with opportunities to bring this offering into the institutional and multi-family markets. We feel very good about our position in the markets we serve. Although we expect our investment spend to begin to taper off late in the year, we will continue to prudently invest in our business and opportunities that advance our strategic initiatives and market position."

First Quarter 2014 Results

Sales for the quarter ended March 28, 2014 were $392.5 million, a 3.1% increase compared to sales of $380.8 million for the quarter ended March 29, 2013. Sales to our institutional facilities customers, comprising 51% of sales, increased 2.9% for the quarter. Sales to our multi-family housing facilities customers, comprising 29% of sales, increased 4.9% for the quarter. Sales to our residential facilities customers, comprising 20% of sales, increased 0.7% for the quarter.

Gross profit increased $4.1 million, or 3.1%, to $135.8 million for the first quarter of 2014, compared to $131.7 million for the first quarter of 2013. As a percentage of sales, gross profit remained flat at 34.6% compared to the comparable prior year quarter.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2014 increased $4.8 million, or 4.4%, to $114.0 million from $109.2 million for the first quarter of 2013. As a percentage of sales, SG&A expenses were 29.0% compared to 28.7%, an increase of 30 basis points. SG&A expenses in the first quarter include approximately $2.8 million of expenses primarily related to our expansion initiatives during the quarter. Excluding distribution center consolidation and restructuring costs, acquisition costs, share-based compensation and litigation related costs, but including the cost of the expansion initiatives, SG&A as a percentage of sales increased by 10 basis points year-over-year.

First quarter 2014 Adjusted EBITDA of $26.8 million, or 6.8% of sales, increased 1.3% compared to $26.4 million, or 6.9% of sales, in the first quarter of 2013. Excluding the net impact of $1.2 million associated with our expansion initiatives, Adjusted EBITDA would have been $28.0 million.

Kenneth D. Sweder, President and Chief Operating Officer commented, "We made good progress this quarter with the integration of our institutional businesses, as we advance closer to our goal of having one team, one process, and one national platform with the best distribution capabilities in the industry. Our efforts around our team and processes are well underway, and we will ultimately work off the same system once we complete our upcoming technology integrations. We also added additional sales associates to our team this quarter to further penetrate markets, enhance our key customer programs and accelerate our long-term growth rate. These additions will continue throughout 2014. As Mike mentioned, our supply chain solutions continue to gain traction within the residential market. We are now building out this core capability across the multi-family and institutional end markets, as we believe this presents a compelling growth opportunity in an area of our business where we have a very competitive solution and technology offering. Finally, we completed another distribution center move in the first quarter to get more inventory closer to our customers and to capture additional scale benefits."

Including the loss on extinguishment of $4.2 million associated with the financing activities and the impact of our expansion initiatives, net loss for the first quarter of 2014 was $6.1 million compared to $1.5 million for the first quarter of 2013.

Operating Free Cash Flow and Leverage

Cash flow used in operating activities for the quarter ended March 28, 2014 was $9.9 million compared to cash flow used in operating activities of $10.7 million for the quarter ended March 29, 2013. Operating Free Cash Flow generated during the quarter ended March 28, 2014 was $2.8 million compared to $11.0 million during the quarter ended March 29, 2013 due to investments in working capital to support sales growth and the timing of sales during the quarter
.

Michael Grebe commented, "During the quarter, we announced the refinancing of our 7.5% notes due November 2018 with a term loan due March 2021, which we expect will result in an annual cash interest savings of $8.5 million. With liquidity of over $166 million as of quarter end, our capital structure and liquidity position remain strong."

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Interline's management uses non-US GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2014 and in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2013. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend to update the information provided today prior to its next earnings release.

(1) Net debt of $813.6 million is comprised of short-term debt of $3.5 million, long-term debt of $821.5 million (excluding $0.9 million of unamortized original issue discount) and $0.2 million of capital leases less cash and cash equivalents of $11.5 million.

CONTACT: Lev Cela
PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 28, 2014 AND DECEMBER 27, 2013
(in thousands, except share and per share data)

	March 28, 2014	December 27, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$11,516	$7,724
Accounts receivable - trade (net of allowance for doubtful accounts of $3,839 and $3,595 as of March 28, 2014 and December 27, 2013, respectively)	175,503	163,798
Inventories	274,893	276,341
Prepaid expenses and other current assets	32,543	40,936
Income taxes receivable	16,167	13,563
Deferred income taxes	15,179	15,179
Total current assets	525,801	517,541
Property and equipment, net	56,687	58,665
Goodwill	486,439	486,439
Other intangible assets, net	441,328	445,046
Other assets	10,112	10,042
Total assets	$1,520,367	$1,517,733
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$115,431	$123,915
Accrued expenses and other current liabilities	66,747	69,939
Accrued interest	8,196	19,755
Current portion of long-term debt	3,500	—
Current portion of capital leases	160	231
Total current liabilities	194,034	213,840
Long-Term Liabilities:
Deferred income taxes	151,603	145,584
Long-term debt, net of current portion	820,630	798,347
Capital leases, net of current portion	1	10
Other liabilities	2,888	3,099
Total liabilities	1,169,156	1,160,880
Commitments and contingencies (see Note 5)
Stockholders' Equity:
Common stock; $0.01 par value, 2,500,000 authorized; 1,478,151 issued and outstanding as of March 28, 2014 and December 27, 2013	15	15
Additional paid-in capital	392,893	392,201
Accumulated deficit	(40,878)	(34,784)
Accumulated other comprehensive loss	(819)	(579)
Total stockholders' equity	351,211	356,853
Total liabilities and stockholders' equity	$1,520,367	$1,517,733

See accompanying notes to unaudited consolidated financial statements.

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 28, 2014 AND MARCH 29, 2013
(in thousands)

	Three Months Ended
	March 28, 2014	March 29, 2013

Net sales	$392,469	$380,753
Cost of sales	256,679	249,057
Gross profit	135,790	131,696

Operating Expenses:
Selling, general and administrative expenses	113,975	109,180
Depreciation and amortization	12,604	12,358
Merger related expenses	102	783
Total operating expenses	126,681	122,321
Operating income	9,109	9,375

Loss on extinguishment of debt, net	(4,153)	—
Interest expense	(15,684)	(15,824)
Interest and other income	192	530
Loss before income taxes	(10,536)	(5,919)
Income tax benefit	(4,442)	(4,439)
Net loss	$(6,094)	$(1,480)

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 28, 2014 AND MARCH 29, 2013
(in thousands)

	Three Months Ended
	March 28, 2014	March 29, 2013
Cash Flows from Operating Activities:
Net loss	$(6,094)	$(1,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,604	12,358
Amortization of deferred lease incentive obligation	(211)	(212)
Amortization of deferred debt financing costs	987	923
Amortization of discount on Term Loan Facility	5	—
Amortization of OpCo Notes fair value adjustment	(544)	(768)
Tender premiums and expenses on OpCo Notes	18,491	—
Write-off of unamortized OpCo Notes fair value adjustment	(17,803)	—
Write-off of deferred debt issuance costs	3,465	—
Share-based compensation	692	1,234
Deferred income taxes	6,018	(4,295)
Provision for doubtful accounts	453	632
Other	9	(359)
Changes in assets and liabilities:
Accounts receivable - trade	(12,205)	(6,306)
Inventories	1,366	(8,724)
Prepaid expenses and other current assets	8,251	1,849
Other assets	(78)	16
Accounts payable	(8,743)	4,126
Accrued expenses and other current liabilities	(2,411)	(8,351)
Accrued interest	(11,559)	(1,931)
Income taxes	(2,607)	576
Other liabilities	(22)	(21)
Net cash used in operating activities	(9,936)	(10,733)
Cash Flows from Investing Activities:
Purchases of property and equipment, net	(4,398)	(4,538)
Net cash used in investing activities	(4,398)	(4,538)
Cash Flows from Financing Activities:
Proceeds from ABL Facility	42,000	54,000
Payments on ABL Facility	(47,000)	(46,500)
Proceeds from issuance of Term Loan Facility, net	349,125	—
Payment of deferred debt financing costs	(7,140)	(50)
Repayment of OpCo Notes	(300,000)	—
Payment of tender premiums and expenses on OpCo Notes	(18,491)	—
Decrease in purchase card payable, net	(306)	(206)
Payments on capital lease obligations	(79)	(156)
Proceeds from issuance of common stock	140	750
Net cash provided by financing activities	18,249	7,838
Effect of exchange rate changes on cash and cash equivalents	(123)	(78)
Net increase (decrease) in cash and cash equivalents	3,792	(7,511)
Cash and cash equivalents at beginning of period	7,724	17,505
Cash and cash equivalents at end of period	$11,516	$9,994

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
THREE MONTHS ENDED MARCH 28, 2014 AND MARCH 29, 2013
(in thousands)

	Three Months Ended
	March 28, 2014	March 29, 2013
Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$26,779	$17,569
Income taxes, net of refunds	(7,851)	(720)

Schedule of Non-Cash Investing and Financing Activities:
Capital expenditures incurred but not yet paid	$1,095	$2,243
Accrued deferred debt issuance costs	849	—

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
THREE MONTHS ENDED MARCH 28, 2014 AND MARCH 29, 2013
(in thousands)

EBITDA and Adjusted EBITDA
			Last Twelve Months Ended March 28, 2014
	Three Months Ended
	March 28, 2014	March 29, 2013
EBITDA
Net loss (GAAP)	$(6,094)	$(1,480)	$(10,954)
Interest expense, net	15,637	15,813	62,866
Income tax benefit	(4,442)	(4,439)	(10,850)
Depreciation and amortization	12,604	12,358	50,284
EBITDA	17,705	22,252	91,346

EBITDA Adjustments
Merger related expenses	102	783	696
Share-based compensation	692	1,234	4,788
Loss on extinguishment of debt	4,153	—	4,153
Distribution center consolidations and restructuring costs	2,507	1,765	9,049
Acquisition-related costs, net	470	188	654
Litigation related costs	982	—	22,823
Impact of straight-line rent expense	174	222	976
Adjusted EBITDA	$26,785	$26,444	$134,485
Adjusted EBITDA margin	6.8%	6.9%	8.4%

We define EBITDA as net income (loss) adjusted to exclude interest expense, net of interest income; provision (benefit) for income taxes; and depreciation and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted to exclude merger-related expenses associated with the acquisition of the Company by affiliates of GS Capital Partners and P2 Capital Partners; share-based compensation, which is comprised of non-cash compensation arising from the grant of equity incentive awards; loss on extinguishment of debt, which is comprised of gains and losses associated with specific significant financing transactions such as writing off the deferred financing costs associated with our previous asset-based credit facility; distribution center consolidations and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and headcount reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring; acquisition-related costs, which include our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges, stay bonuses, and fair market value adjustments to earn-outs; litigation related costs associated with the class action lawsuit filed by Craftwood Lumber Company in 2011 and other nonrecurring litigation related costs; and the non-cash impact on rent expense associated with the effect of straight-line rent expense on leases due to the application of purchase accounting. Adjusted EBITDA does not include approximately $2.8 million of estimated cost reduction actions that have been entered into but for which the benefits will not be realized until the following fiscal year, such as purchasing synergies primarily resulting from the JanPak acquisition as well as expected cost savings from various contract renegotiations.

EBITDA and Adjusted EBITDA differ from Consolidated EBITDA per our asset-based credit facility agreement for purposes of determining our net leverage ratio and EBITDA as defined in our indentures. We believe EBITDA and Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. While adjusting for these items limits the usefulness of these non-US GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income (loss) over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA and Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA and Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under US GAAP such as net income (loss).

Operating Free Cash Flow

	Three Months Ended
	March 28, 2014	March 29, 2013
Adjusted EBITDA	$26,785	$26,444

(Increase) Decrease in net working capital items:
Accounts receivable	(12,205)	(6,306)
Inventories	1,366	(8,724)
Accounts payable	(8,743)	4,126
Increase in net working capital	(19,582)	(10,904)

Less: capital expenditures	(4,398)	(4,538)
Operating Free Cash Flow	$2,805	$11,002

We define Operating Free Cash Flow as Adjusted EBITDA adjusted to include the cash provided by (used for) our core working capital accounts, which are comprised of accounts receivable, inventories and accounts payable, less capital expenditures. We believe Operating Free Cash Flow is an important measure of our liquidity as well as our ability to meet our financial commitments. We use operating free cash flow in the evaluation of our business performance. However, a limitation of this measure is that it does not reflect payments made in connection with investments and acquisitions. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.